ROPES & GRAY LLP 191 NORTH WACKER DRIVE 32nd FLOOR CHICAGO, ILLINOIS 60606-4302 WWW.ROPESGRAY.COM

June 20, 2023

First American Funds Trust

800 Nicollet Mall

Minneapolis, MN 55402

Ladies and Gentlemen:

We have acted as counsel to First American Funds Trust, a Massachusetts business trust (the “Trust”), in connection with the Trust’s registration statement on Form N-14 to be filed with the Securities and Exchange Commission (the “Commission”) on or about June 20, 2023 (the “Registration Statement”), registering shares of beneficial interest (par value of $0.00000001 per share) of each share class of each series of the Trust (each, an “Acquiring Fund” and, collectively, the “Acquiring Funds”), as set forth in Appendix A hereto (“Shares”), to be issued pursuant to the Agreement and Plan of Reorganization (the “Plan”) by and between the Trust, on behalf of each Acquiring Fund, and First American Funds, Inc., on behalf of each of its series (each, an “Acquired Fund” and, collectively, the “Acquired Funds”), as set forth in Appendix A. The Plan provides for (1) the transfer of all of the assets of each Acquired Fund to the corresponding Acquiring Fund in exchange for Acquiring Fund Shares having an aggregate net asset value equal to the Acquired Fund’s net assets; (2) each Acquiring Fund’s assumption of all the liabilities of its corresponding Acquired Fund; (3) the distribution to the respective shareholders of the Acquiring Fund Shares; and (4) the complete termination of each Acquired Fund.

We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) shareholders of the Acquired Funds will have taken all action required of them for the approval of the Plan; and (2) the Plan will have been duly executed and delivered by each party thereto.

In connection with this opinion, we have examined the following documents:

(a)	the Registration Statement;
(b)	the Plan;
(c)	a copy of the Trust’s Declaration of Trust, as amended to date (the “Declaration of Trust”), on file in the office of the Secretary of State of the Commonwealth of Massachusetts;
(d)	the Trust’s By-Laws, as amended to date; and
(e)	certain votes of the Trustees of the Trust.

In such examination, we have assumed the accuracy and completeness of each document, the genuineness of all signatures on original documents, the authenticity of all original documents reviewed by us, the conformity to original documents of all documents reviewed by us as facsimile, electronic, certified, conformed or photostatic copies thereof, the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof and the legal competence of such individual executing any document. We have also assumed, for the purposes of this opinion, that the Plan, in substantially the form reviewed by us, is duly delivered by the parties thereto and that all of the conditions set forth in the Plan included in the Registration Statement shall have occurred prior to the issuance and sale of the Shares.

First American Funds Trust	June 20, 2023

This opinion is based entirely on our review of the documents listed above. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the laws of the Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which we express no opinion) as applied by courts in such Commonwealth.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

A copy of the Trust's Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. We note specifically that the obligations of or arising out of the Plan are not binding upon any of the Trust's trustees, shareholders, nominees, officers, agents or employees, individually, but are binding solely upon the assets and property of the Trust in accordance with its interest under the Plan. We further note that the assets and liabilities of each series of the Trust are separate and distinct, and that the obligations of or arising out of the Plan are binding solely upon the assets or property of the Acquiring Funds.

Based upon and subject to the foregoing, we are of the opinion that when issued pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is solely for your benefit in connection with the transactions contemplated by the Plan. The opinion expressed in this letter is limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matter expressly stated. The opinion expressed herein is given only as of the date hereof, and we undertake no responsibility to update or supplement this opinion letter after the date hereof for any reason. This opinion may be filed with the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP

APPENDIX A

Acquired Funds (each, a series of First American Funds, Inc.)	Acquired Fund Share Classes	Corresponding Acquiring Funds (each, a series of First American Funds Trust)	Corresponding Acquiring Fund Share Classes
Government Obligations Fund	Class A shares Class D shares Class P shares Class T shares Class U shares Class V shares Class X shares Class Y shares Class Z shares	Government Obligations Fund	Class A shares Class D shares Class P shares Class T shares Class U shares Class V shares Class X shares Class Y shares Class Z shares
Institutional Prime Obligations Fund	Class T shares Class V shares Class Y shares Class Z shares	Institutional Prime Obligations Fund	Class T shares Class V shares Class Y shares Class Z shares
Retail Prime Obligations Fund	Class A shares Class T shares Class V shares Class X shares Class Y shares Class Z shares	Retail Prime Obligations Fund	Class A shares Class T shares Class V shares Class X shares Class Y shares Class Z shares
Retail Tax Free Obligations Fund	Class A shares Class T shares Class V shares Class Y shares Class Z shares	Retail Tax Free Obligations Fund	Class A shares Class T shares Class V shares Class Y shares Class Z shares
Treasury Obligations Fund	Class A shares Class D shares Class P shares Class T shares Class V shares Class X shares Class Y shares Class Z shares	Treasury Obligations Fund	Class A shares Class D shares Class P shares Class T shares Class V shares Class X shares Class Y shares Class Z shares
U.S. Treasury Money Market Fund	Class A shares Class D shares Class T shares Class V shares Class Y shares Class Z shares	U.S. Treasury Money Market Fund	Class A shares Class D shares Class T shares Class V shares Class Y shares Class Z shares